United States
Securities and Exchange Commission
Washington, D.C. 20549




FORM 8-K


CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  July, 1999



AUTO-GRAPHICS, INC.
(Exact name of registrant as specified in its charter)

      California              0-4431         95-2105641
    State or Other          Commission     I.R.S. Employer
     Jurisdiction           File Number    Identification
   of Incorporation                            Number


  3201 Temple Avenue
  Pomona, California				     91768-3200
 Address of Principal				      Zip Code
  Executive Offices


Registrant's telephone number: (909) 595-7204


FORM 8-K

ITEM 1.   Change in Control of Registrant.

Potential Change in Control of Registrant

At June 30, 1999, Auto-Graphics (the "Company") had a total of 1,043,678 shares of common stock issued and outstanding. Robert S. Cope ("Cope"), the Company's CEO and principal shareholder, is the beneficial owner of 721,675 shares or 68% of the Company's total outstanding shares of common stock. As a result of his positions with and ownership of shares in the Company, Cope may be deemed to be in a control relationship with the Company. Cope's beneficial ownership includes 523,391 (50%) shares of common stock owned by him personally and 198,284 shares (19%) owned by members of his family. Cope has sole investment and voting power over the shares of common stock owned by him personally, and is presumed to share investment and voting power over the shares owned by members of his family.

Mr. Cope has granted an option to Corey M. Patick ("Patick") to purchase 375,000 shares of the Company's common stock owned by him personally for $5 per share. If the option is exercised by Patick, then Cope has the option to require Patick to purchase some or all of an additional 148,391 shares of such stock, which he owns personally at $4.75 per share. The term of the option is 18 months ending on November 14, 2000. Additionally, Patick has the right to purchase warrants to purchase up to 80,000 shares of the Company's restricted common stock.

Patick has joined the Company as Vice President, Corporate Development and is assisting the Company in raising a minimum of $500,000 in a Private Placement Offering ("Offering") through the sale of 200,000 to 450,000 (possibly to be extended to 500,000) shares of the Company's (restricted) stock. Through the date of the filing of this report, the Company has accepted subscriptions for 208,000 shares ($520,000) of the Company's restricted common stock. With the issuance of these shares, the total shares outstanding will increase to 1,251,678.

The foregoing is qualified in its entirety by the information contained in the accompanying exhibits. (See Item 7 - Exhibits).


ITEM 7.   Exhibits

Option Agreement dated May 15, 1999 between Robert S. Cope and Elizabeth Cope and the Cope Family Trust, and Corey M. Patick
(Exhibit 10.30).

Employment Agreement dated May 15, 1999 between Auto-Graphics, Inc. and Corey M. Patick (Exhibit 10.31).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


							AUTO-GRAPHICS, INC.
							   (Registrant)



Date:  August 9, 1999  				By:  ss/Robert S. Cope
							Robert S. Cope, President,
							Treasurer, and Director


Date:  August 9, 1999  	 			By:  ss/Daniel E. Luebben
							Daniel E. Luebben
							Vice President, Chief
							  Financial Officer &
							  Secretary

